EXHIBIT 4.16

AMENDED AND RESTATED

CERTIFICATE OF TRUST

OF

MAX CAPITAL TRUST I

This Amended and Restated Certificate of Trust of Max Capital Trust I (the “Trust”) is being duly filed by the undersigned, as trustees, to amend and restate the original Certificate of Trust of the Trust (the “Certificate of Trust”), which was filed with the Secretary of State of the State of Delaware on August 10, 2007, under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).

The Certificate of Trust is hereby amended and restated in its entirety, pursuant to Section 3810(c)(1) of the Act, to read as follows:

1. Name. The name of the statutory trust formed hereby is Alterra Capital Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are The Corporation Trust Company, 1209 Orange St., Wilmington, Delaware 19801.

3. Effective Time. This Amended and Restated Certificate of Trust will be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Trust in accordance with Section 3811(a) of the Act

[signature page follows]

THE CORPORATION TRUST COMPANY, as Delaware Trustee

By:	/s/ Jennifer A. Schwartz
Name:	Jennifer A. Schwartz
Title:	Assistant Vice President

By:	/s/ Peter A. Minton
Name:	Peter A. Minton
Title:	Regular Trustee

By:	/s/ Joseph W. Roberts
Name:	Joseph W. Roberts
Title:	Regular Trustee